Exhibit 10.2

NIELSEN HOLDINGS N.V.
RESTRICTED SHARE AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of the date set forth on Schedule A (the “Grant Date”) between Nielsen Holdings N.V., a Netherlands entity (hereinafter called the “Company”), and the individual whose name is set forth on Schedule A hereof (the “Participant”).  For purposes of this Agreement, capitalized terms not otherwise defined above or below shall have the meanings set forth in the Amended and Restated Nielsen Holdings 2010 Stock Incentive Plan (the “Plan”).

WHEREAS, the Company desires to grant the Participant restricted Shares (the “Restricted Shares”), as provided hereunder and pursuant to the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Restricted Shares to the Participant as an incentive for increased efforts during Participant’s term of office with the Company or a Subsidiary, and has advised the Company thereof and instructed the undersigned officers to grant said Restricted Shares.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.        Grant of the Performance Restricted Shares.

(a)        On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants to the Participant, the number of Restricted Shares set forth on Schedule A.

(b)        The Restricted Shares shall be issued in book-entry form on the Company’s share register in the name of the Participant on the Grant Date or as soon as practicable thereafter, with legends indicating that such Shares are subject to vesting and forfeiture restrictions as provided under this Agreement.  The Participant shall take all such action as may be requested by the Company to cause the Restricted Shares to be deposited with the Company, together with any executed stock powers and/or other instruments of transfer reasonably requested by the Company, to be held by the Company in escrow for the Participant’s benefit until such time as the Restricted Shares are either forfeited by the Participant to the Company, the restrictions thereon terminate as set forth in this Agreement or the Shares are to be withheld pursuant to Section 9 hereof.

2.         Vesting of Restricted Shares.

(a)        Unless otherwise provided herein, the Participant shall become vested in the Restricted Shares granted on the Grant Date in accordance with the Plan and the vesting provisions set forth on Schedule A (each date on which all or a portion of the Restricted Shares become vested thereunder, a “Vesting Date”), subject to the continued Employment of the Participant by the Company or a Subsidiary through the relevant Vesting Date.  Until the applicable Vesting Date(s) provided for herein, (i) the Restricted Shares shall be subject to forfeiture by the Participant to the Company as provided in this Agreement, and (ii) the Participant may not sell, assign, transfer, discount, exchange, pledge or otherwise encumber or dispose of any of the Restricted Shares unless the restrictions have terminated in accordance with the provisions of this Agreement.

(b)        Notwithstanding the foregoing, upon a termination of the Participant’s Employment: (i) by the Company without Cause, by the Participant for Good Reason or by the Participant if mutually agreed to in writing by the Company, the Participant shall become vested in the Restricted Shares granted on the Grant Date in accordance with the Plan and the vesting provisions set forth on Schedule A; or (ii) due to the Participant’s death, Permanent Disability or Retirement, the Participant shall become vested in the Restricted Shares granted on the Grant Date on the date of such termination.

(c)        Upon termination of the Participant’s Employment with the Company and all of its Subsidiaries for any reason other than as set forth in Section 2(b) above, all unvested Restricted Shares shall immediately be forfeited by the Participant, without payment of any consideration therefor.

(d)        Release of Restrictions; Forfeiture.  As promptly as practicable following the Vesting Date or any other earlier vesting date provided under Section 2(b) above, the Company will take all actions necessary to remove the legends referenced in Section 1(b) above from the book-entry on the Company’s share register.  All Restricted Shares which do not vest and become earned as provided in Section 2, shall be forfeited by the Participant along with all rights thereto and the ownership of such Shares shall immediately revert to the Company.

3.         Adjustments Upon Certain Events. The Committee may, in its sole discretion, take any actions with respect to any unvested Restricted Shares subject to this Agreement pursuant to Section 10 of the Plan.

4.         Rights as Shareholder. Subject to the provisions of this Agreement, upon the issuance of the Restricted Shares to the Participant, the Participant shall become the owner thereof for all purposes and shall have all rights as a stockholder, except that (1) the Participant shall have no right to receive or accrue dividends or distributions with respect to the unvested Restricted Shares and (2) the Participant shall not exercise his or her voting rights with respect to the unvested Restricted Shares.  Notwithstanding the foregoing, from and after the Grant Date, unvested Restricted Shares shall be credited with dividend equivalents as and when dividends are paid on the Company’s Shares, with such dividend equivalents deemed to be invested in Shares for the Participant’s account as of the corresponding dividend payment date (which deemed investment shall vest and be payable in Shares upon the vesting of the underlying Restricted Shares to which they are attributable).  No dividend equivalents shall be credited with respect to any fractional Shares (or deemed Shares) in a Participant’s account.

5.         Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)        “Cause” shall mean “Cause” as such term may be defined in any employment, change in control or severance agreement between the Participant and the Company or any of its Subsidiaries (the “Employment Agreement”), or, if there is no such Employment Agreement or if no such term is defined therein, “Cause” shall mean: (i) the Participant’s willful misconduct with regard to the Company or any of its Subsidiaries; (ii) the Participant is indicted for, convicted of, or pleads nolo contendere to, a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iii) the Participant’s conduct involving the use of illegal drugs in the workplace; (iv) the Participant’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure; and/or (v) the Participant’s breach of any agreement with the Company or any Subsidiary which continues beyond ten (10) days after written demand for substantial performance is delivered to the Participant by the Company (to the extent that, in the reasonable judgment of the Committee (or its designee), such breach can be cured by the Participant.

(b)        “Good Reason” shall mean, without the Participant’s consent, (i) a reduction in the Participant’s annual rate of base salary (excluding any reduction in the Participant’s base salary that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in the Participant’s rate of base salary is not greater than fifteen percent (15%) of such rate of base salary); (ii) the material diminution of the Participant’s position due to the Company’s removal of the Participant from the Global Band in which he was employed immediately prior to such removal, to a position within a Global Band that is lower in rank than such prior Global Band; or (iii) the relocation by the Company or any of its Subsidiaries of the Participant’s primary place of employment with the Company or any of its Subsidiaries to a location more than fifty (50) miles outside of the Participant’s principal place of employment immediately prior to such relocation (which shall not be deemed to occur due to a requirement that the Participant travel in connection with the performance of his or her duties); in any case of the foregoing, that remains uncured after ten (10) business days after the Participant has provided the Company written notice that the Participant believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within thirty (30) business days after such event has first occurred.

(c)        “Retirement” shall mean (i) any statutorily mandated retirement date required under the laws applicable to the Participant or (ii) such other retirement date (which date may vary by Participant) as may be approved by the Committee or a designated officer of the Company, as delegated in accordance with the Plan.

6.         No Right to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the Employment of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the Employment of the Participant at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Participant’s employment agreement with the Company or any Subsidiary or offer letter provided by the Company or any Subsidiary to the Participant.

7.         No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts (i) that the Board/Committee has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and (ii) that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that (a) such Participant’s participation in the Plan is not to be considered part of any normal or expected compensation, (b) the value of the Restricted Shares shall not be used for purposes of determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company or any Subsidiary, including but not limited to severance or indemnity payments, and (c) the termination of the Participant’s Employment with the Company and all Subsidiaries under any circumstances whatsoever will give the Participant no claim or right of action against the Company or any Subsidiary in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of Employment.

8.         Transferability. Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 8 shall be void and unenforceable against the Company or any Subsidiary or Affiliate.

9.         Withholding. Unless otherwise agreed by the Committee pursuant to the terms of the Plan, at the time the Restricted Shares are granted, or at any time thereafter as requested by the Company, the Participant hereby authorizes the Company to satisfy its withholding obligations, if any, from amounts payable hereunder or, at the Participant’s election, he may otherwise provide for the payment of such withholding obligations in cash, and the Participant further agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Restricted Shares, to the maximum extent permitted by law.  Unless the tax withholding obligations of the Participant, if any, are satisfied, the Company shall have no obligation to release such Restricted Shares from any book-entry restrictions provided for herein.

10.        Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of law, except to the extent that the issue or transfer of Shares shall be subject to mandatory provisions of the laws of the Netherlands.

11.        Restricted Shares Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All Restricted Shares are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12.        Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.        Clawback.  The Participant shall forfeit or repay amounts awarded, whether or not vested, if:

(a)        The amount of the award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement or the correction of a material error;

(b)        The participant engaged in intentional misconduct that caused or partially caused the material error; and

(c)        The amount that would have been awarded to the Participant had the financial results been properly reported, would have been less than the amount actually awarded (such difference being the amount forfeited or repaid hereunder).

14.        Section 409A of the Code. Notwithstanding any other provisions of this Agreement or the Plan, the Restricted Shares granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Participant’s termination of employment with the Company the Participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax).

15.        Confidential Information.

(a)        In consideration of the Company entering into this Agreement with the Participant, the Participant shall not, directly or indirectly, at any time during or after the Participant’s employment with the Company or its affiliates, disclose any confidential information pertaining to the business of the Company (except when required to perform his or her duties to the Company or one of its affiliates, by law or judicial process).  If the Participant is bound by any other agreement with the Company regarding the use or disclosure of confidential information, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of confidential information.

(b)        Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because the Participant’s services are unique and because the Participant has had access to confidential information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement.  In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

16.         Data Privacy.  Participant hereby acknowledges that the Company holds information about the Participant relating to his employment, the nature and amount of his compensation, bank details, and other personal details and the fact and conditions of Participant’s participation in the Plan. Participant understands that the Company is the controller of Participant’s personal data and is the only person authorized to process that data and is responsible for maintaining adequate security with regard to it. As the Company is part of a group of companies operating internationally, it may be necessary for the Company to make the details referred to above available to: (a) other companies within the Company that may be located outside the European Economic Area (“EEA”) or such other geographical location in which  Participant is employed where there may be no legislation concerning an individual’s rights concerning personal data; (b) third party advisers and administrators of the Plan; and/or (c) the regulatory authorities. Any personal data made available by the Company to the parties referred to above in (a), (b), or (c) in relation to the Plan will only be for the purpose of administration and management of the plan by the Company, on behalf of the Company. Participant’s information will not, under any circumstances, be made available to any party other the parties listed above under (a), (b), or (c).  Participant hereby authorizes and directs the Company to disclose to the parties as described above under (a), (b) or (c) any of the above data that is deemed necessary to facilitate the administration of the Plan.  Participant understands and authorizes the Company to store and transmit such data in electronic form.  Participant confirms that the Company has notified Participant of his entitlement to reasonable access to the personal data held about Participant and of his rights to rectify any inaccuracies in that data.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date hereof.

NIELSEN HOLDINGS N.V.
By:
Name:
Title:
PARTICIPANT

[NAME]

SCHEDULE A

Name:
Grant Date:
Number of Restricted Shares:
Normal Vesting of Restricted Shares:	Vesting shall occur as follows: % of the total number of Restricted Shares granted hereunder shall become vested on each of the anniversaries of the Grant Date.
Vesting on a “Change in Control”:	Per Plan terms